EX-FILING FEES
Calculation of Filing Fee Table
Form S-8
(Form Type)
GRI Bio, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Line Item Type	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common stock, $0.0001 par value per share	457(c) and 457(h)	19,907	$5.515	$109,787.11	(2)	$0.00013810	$15.16
	Total Offering Amounts					$109,787.11			$15.16
	Total Fee Offset								–
	Net Fee Due								$15.16
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(1)Pursuant to Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the common stock, par value $0.0001 per share (the “Common Stock”), of GRI Bio, Inc. (referred to herein as the “Registrant”, “we,” “us” or “our”) that becomes issuable under the Registrant’s Amended and Restated 2018 Equity Incentive Plan, as amended (the “2018 Plan”), by reason of certain corporate transactions or events, including any share dividend, share split, recapitalization or certain other transactions that result in an increase in the number of the outstanding shares of the Registrant’s Common Stock.
(2)Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price for shares reserved for future grant or issuance under the 2018 Plan are based on $5.515 per share, the average of the high and the low price of Registrant’s Common Stock as reported on The Nasdaq Capital Market as of a date (January 26, 2026) within five business days prior to filing this Registration Statement.

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